(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

eMerge Interactive Inc.

(Name of Registrant as specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: $0

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

Notice of Annual Meeting of Stockholders

to be held May 22, 2003

To Our Stockholders:

The Annual Meeting of Stockholders of eMerge Interactive, Inc. will be held on Thursday, May 22, 2003, at 10:00 a.m., Eastern Daylight Savings Time, at the Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, PA. At the meeting, we will:

•	elect eight (8) directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

•	act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of class A common stock and class B common stock at the close of business on April 2, 2003, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices for 10 business days prior to the meeting.

A COPY OF eMERGE’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 IS ENCLOSED WITH THIS NOTICE.

You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account. A form of proxy for each account must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

The address of our principal office is 10305 102nd Terrace, Sebastian, Florida 32958, and our phone number is (772) 581-9700.

By Order of the Board of Directors

Juris Pagrabs

Secretary

Sebastian, Florida

April 11, 2003

Your vote is important.

The attached proxy statement should be read carefully. You are urged to sign, date and mail the enclosed proxy in the enclosed postage paid envelope. No additional postage is required if mailed in the United States. You may revoke your proxy at any time before it is voted by giving written notice to our Corporate Secretary, by attending the Annual Meeting and voting in person or by submitting a proxy dated a later date.

i

QUESTIONS AND ANSWERS

Q:	WHY DID YOU SEND ME THIS PROXY STATEMENT?

A:	We sent this proxy statement and the enclosed proxy card because eMerge’s Board of Directors is soliciting your proxy to vote your shares at eMerge’s 2003 Annual Meeting of Stockholders. This proxy statement is designed to assist you in voting and summarizes the information that we are required to provide to you under the rules of the Securities and Exchange Commission.

Q:	WHEN IS THE ANNUAL MEETING AND WHERE WILL IT BE HELD?

A:	The Annual Meeting will be held on Thursday, May 22, 2003, at 10:00 a.m. at the Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, PA.

Q:	WHAT MAY I VOTE ON?

A:	You may vote on:

•	the election of eight directors to hold office until the next Annual Meeting of Stockholders.

Q:	HOW DOES EMERGE’S BOARD OF DIRECTORS RECOMMEND I VOTE?

A:	eMerge’s Board of Directors recommends a vote FOR the election of each listed director.

Q:	WHO IS ENTITLED TO VOTE?

A:	Only those who owned eMerge class A or class B common stock at the close of business on the record date, which was April 2, 2003, are entitled to vote at the Annual Meeting.

Q:	HOW DO I VOTE AND HOW CAN I REVOKE MY PROXY?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the listed directors. You have the right to revoke your proxy at any time before the meeting by

•	notifying eMerge’s Corporate Secretary;

•	voting in person; or

•	returning a later-dated proxy card.

Q:	HOW MANY SHARES CAN VOTE?

A:	As of the record date, 33,085,994 shares of eMerge’s class A common stock were outstanding and 5,694,445 shares of class B common stock were outstanding. Each eMerge stockholder with class A common stock is entitled to one vote for each share held on the record date and each eMerge stockholder with class B common stock is entitled to two and one-half votes for each share held on the record date.

Q:	WHAT IS A “QUORUM”?

A:

A “quorum” is a majority of the outstanding shares of eMerge’s common stock. The shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and a proposal must receive more than 50% of the shares voting to be adopted, provided that affirmative vote of the holders of a plurality of the shares of common stock voting at the meeting is required for the election of each director. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Abstentions will be included in vote totals and, as such, will have the effect of a negative vote other than in the case of the election of directors. Broker “non-votes” (proxies received from brokers or other nominees indicating that they have not received voting instructions from the beneficial owner or the matter for which the brokers or nominees do not have discretionary authority) will be treated as shares present, but not voting.

Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposal described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to David C. Warren, eMerge’s President and Chief Executive Officer and Juris Pagrabs, eMerge’s Executive Vice President, Chief Financial Officer and Secretary, or either of them, to vote on such matters at their discretion.

Q:	WHO WILL PAY FOR THIS PROXY SOLICITATION?

A:	eMerge will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation materials, our employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

PROPOSALS YOU MAY VOTE ON

PROPOSAL 1.    ELECTION OF DIRECTORS

At the Annual Meeting, you and the other stockholders will elect the eight individuals to serve as directors until the 2004 Annual Meeting. The Board of Directors has nominated Thomas L. Tippens, David C. Warren, John C. Belknap, Christopher J. Davis, Anthony P. Dolanski, Robert E. Drury, John C. Foltz and John A. Loftus to stand for election at the Annual Meeting. Detailed information on each nominee is provided on pages 8 to 9 below. Each of the nominees for director is a current member of the Board of Directors. The Board is authorized to have ten directors. We currently have two vacant positions, which the Board could choose to fill prior to the 2004 Annual Meeting, at their discretion.

The individuals named as proxies will vote the enclosed proxy for the election of Messrs. Tippens, Warren, Belknap, Davis, Dolanski, Drury, Foltz and Loftus unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board of Directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Information Regarding the Board Of Directors and Committees

The full Board of Directors considers all major decisions concerning eMerge. However, the Board of Directors has established the following two standing committees in order that certain important areas can be addressed in more depth than may be possible in a full Board of Directors meeting:

Compensation Committee.    The compensation committee evaluates and approves the compensation and benefits for our directors and executive officers, administers our equity compensation plans and makes recommendations to the Board of Directors regarding such matters. The members of the Compensation Committee are currently John C. Belknap, Christopher J. Davis and Anthony P. Dolanski, none of whom are employees of the Company. The Compensation Committee held five meetings during 2002.

Audit Committee.    The Audit Committee reviews the professional services and independence of eMerge’s independent auditors, and eMerge’s accounts, procedures and internal controls. The Audit Committee recommends to the Board of Directors for appointment the firm selected to be independent public accountants for eMerge and monitors the performance of such accounting firm; reviews and approves the scope of the annual audit; reviews and evaluates with the independent public accountants eMerge’s annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on eMerge that may be brought to its attention by management, the independent accountants or the Board of Directors; and evaluates all public financial reporting documents of eMerge. The members of the Audit Committee are currently John C. Belknap, Robert E. Drury and John C. Foltz. The Audit Committee held five meetings in 2002.

The Audit Committee acts under a written charter adopted by the Board of Directors. Under the charter, members of the audit committee are required to be “independent” (as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards) from and after June 1, 2001. Currently all three members of the audit committee are considered independent.

eMerge does not have a nominating committee. The Board of Directors performs this function. The Board of Directors met seven times during fiscal 2002. Each director attended more than 83% of the total meetings of the Board of Directors and committees on which he served during fiscal 2002, with the exception of Messrs. Davis and Foltz who attended 67% of the total meetings of the Board of Directors and committees on which he served and Mr. Alexander who attended 50% of total meetings of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The compensation committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. During fiscal year 2002, the compensation committee consisted of Christopher J. Davis, Richard G. White and Robert E. Drury. There are no reportable compensation committee interlocks or insider participation matters.

Compensation of Directors

We reimburse each member of our Board of Directors for reasonable out-of-pocket expenses incurred in connection with attending Board of Directors meetings. We do not pay our directors cash compensation for attending meetings of the Board of Directors and committee meetings. However, Mr. Tippens receives $125,000 annually, as compensation for his position as Executive Chairman of the Board. Directors are eligible to receive options to purchase common stock under our equity compensation plans. All grants are discretionary and may vary as to the number of shares. In May 2002, the Board of Directors granted Mr. Drury, Mr. Foltz and Dr. Poduska options to purchase 35,000, 25,000 and 63,750 shares of common stock, respectively, under our 1999 Equity Compensation Plan at an exercise price of $0.56 per share. In May 2002, the Board of Directors granted Mr. Tippens and Mr. Warren options to purchase 70,000 and 300,000 shares of common stock, respectively, under our 1999 Equity Compensation Plan at an exercise price of $0.58 per share. In January 2003, the Board of Directors granted Mr. Drury, Mr. Foltz, Dr. Poduska, Mr. Tippens and Mr. Warren options to purchase 35,000, 25,000, 25,000, 50,000 and 200,000 shares of common stock, respectively, under our 1999 Equity Compensation Plan at an exercise price of $0.39 per share. In February 2003, the Board of Directors granted Mr. Belknap an option to purchase 25,000 shares of common stock under our 1999 Equity Compensation Plan at an exercise price of $0.41 per share. Each of these options vested 25% on the day of grant with the remaining options vesting in three annual installments of 25% each and has a term of 10 years.

Vote Required and Board of Directors Recommendation

The eight nominees for election as directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the eight nominees for director who receive the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Your Board of Directors unanimously recommends a vote “FOR” each of the nominees for re-election as a director.

PERFORMANCE GRAPH

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2003 by (i) each person or entity who is known by us to beneficially own more than 5% of our outstanding common stock; (ii) Each of our directors; (iii) each of the executive officers named in the Summary Compensation Table set forth below; and (iv) all of eMerge’s directors and executive officers as a group (all as of March 31, 2003):

Name	Outstanding Shares Beneficially Owned	Options Exercisable Within 60 Days	Shares Beneficially Owned Assuming Exercise of Options	Percent of Shares
Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087(1)	14,469,022	970,273	15,439,295	38.8%

Internet Capital Group, Inc. 435 Devon Park Drive Building 600 Wayne, PA 19087(2)	14,469,022	970,273	15,439,295	38.8%

Allflex Holdings, Inc. P.O. Box 612266 D/FW Airport, TX 75261	4,000,000	0	4,000,000	10.3%

Lord, Abbett & Co. 90 Hudson Street Jersey City, NJ 07302	2,961,700	0	2,961,700	7.6%

Thomas L. Tippens	293,800	150,000	443,800	1.1%
David C. Warren	200,000	325,000	525,000	1.3%
Robert S. Adams(3)	7,004	0	7,004	*
John C. Belknap	0	6,250	6,250	*
Christopher J. Davis	1,000	0	1,000	*
Anthony P. Dolanski	0	0	0	*
Robert E. Drury	0	45,000	45,000	*
John C. Foltz	0	36,250	36,250	*
John A. Loftus	0	0	0	*
Richard G. White(3)	0	0	0	*
Juris Pagrabs	100,000	290,500	390,500	1.0%
Kenneth G. Jordan	1,000	165,002	166,002	*
Mark S. Fox	40,000	101,250	141,250	*
Richard D. Stroman	52,100	151,250	203,350	*
Executive officers and directors as a group (14 persons)	694,904	1,270,502	1,965,406	4.9%

The symbol * means that the percentage is less than 1%.

(1)

Includes the 7,199,221 shares beneficially owned by Internet Capital Group, the 4,086,153 shares beneficially owned by Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard (“SDI”), and the 4,153,921 shares beneficially owned by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard (“SSDI”). Safeguard and each of SDI and SSDI have reported that Safeguard together with each of SDI and SSDI, respectively, have both shared voting and dispositive power with respect to the shares held by each of SDI and SSDI, respectively, because Safeguard is the sole stockholder of each of SDI and SSDI. Included in the 4,086,153 shares beneficially owned by SDI are 340,000 shares of eMerge common stock that Safeguard 98 Capital, L.P. (“Safeguard 98”) (of which SDI serves as the general partner) has the option to acquire upon conversion of debt of XL Vision, Inc. to Safeguard 98 and 120,721 shares of

eMerge common stock which SDI will acquire upon conversion of debt of XL Vision, Inc. to SDI and 254,776 currently exercisable warrants. Safeguard and ICG have entered into a joint venture agreement that, among other things, governs how the shares of eMerge’s common stock that are beneficially owned by each of them will be voted.

(2)	Includes 8,220,074 shares beneficially owned by Safeguard. Safeguard and ICG have entered into a joint venture agreement that, among other things, governs how the shares of our common stock that are beneficially owned by each of them will be voted. Also includes 1,250,000 shares of class A common stock, 5,694,445 shares of class B common stock and a warrant to purchase 254,776 shares of Class A common stock held by 1999 Internet Capital L.P. (“ICG LP”), a Delaware limited partnership of which ICG’s wholly owned subsidiary, ICG Holdings, Inc., is the sole general partner. ICG, ICG LP and ICG Holdings each has shared voting and dispositive power with respect to the shares held by ICG LP because ICG is the sole stockholder of ICG Holdings and ICG Holdings is the sole general partner of ICG LP. ICG, ICG LP and ICG Holdings share dispositive power over such 7,199,221 shares.

(3)	Not standing for re-election

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires eMerge’s directors, executive officers and persons holding more than ten percent of eMerge’s common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and ten percent stockholders are required by the SEC regulations to furnish eMerge with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and eMerge must identify in this proxy statement those persons who did not file these reports when due.

Based solely on its review of copies of the reports received by eMerge and written representations from certain reporting persons, eMerge believes that all Section 16(a) reports were filed on a timely basis in fiscal 2002.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information as of March 27, 2003, concerning eMerge’s directors and executive officers.

Name	Present Position(s) with eMerge	Age	Year First Became a Director
Thomas L. Tippens	Executive Chairman of the Board and Director	50	2001
David C. Warren	President, Chief Executive Officer and Director	53	2001
Juris Pagrabs	Executive Vice President, Chief Financial Officer and Secretary	47	—
Kenneth G. Jordan	Executive Vice President, Supply Chain Management	44	—
Mark S. Fox	Executive Vice President, Information Technology	46	—
Richard D. Stroman	Executive Vice President, VerifEYE, Technology and Operations	45	—
John C. Belknap.	Director	56	2003
Christopher J. Davis	Director	50	2000
Anthony P. Dolanski	Director	57	2002
Robert E. Drury	Director	56	2001
John C. Foltz	Director	70	2001
John A. Loftus	Director	41	2003

Thomas L. Tippens.    Mr. Tippens was elected Chairman of the Board in May 2001 and served as interim Chief Executive Officer of eMerge Interactive, Inc. from June 2001 to September 2001 when Mr. Warren joined the Company. He has been a member of the Board since January 2001. Mr. Tippens is President and owner of West Oak Commodities, Inc., a retail brokerage firm specializing in the trading of futures and options, which he began in 1989. Mr. Tippens is also the co-owner/operator of a large diversified stocker cattle/cow-calf operation located in Oklahoma. Mr. Tippens is a former owner and CEO of Professional Cattle Consultants, LLC, the nation’s largest private database for commercial feedlot information. He is a past director of the National Introducing Broker Association and has served several terms on the Livestock Brokers Advisory Committee of the Chicago Mercantile Exchange. Mr. Tippens is a regular contributor to Bridge news, Reuters and Bloomberg as a Livestock Marketing Specialist.

David C. Warren.    Mr. Warren has been Chief Executive Officer since September 2001 and was appointed President and Chief Executive Officer in July 2002. From 1990 until September 2001, Mr. Warren was President of Allflex USA, Inc. where he had overall responsibility for the formation and expansion of Allflex in the U.S., Canada and Mexico. Additionally, while at Allflex USA, his responsibilities included the development, adoption and growth of electronic ID systems for the cattle, swine and dairy industries in the United States. His efforts provided an infrastructure for the early Beef Alliances to adopt individual animal management practices. Before joining Allflex, he was associated with Fermenta Animal Health from 1987 to 1990. From 1974 to 1987, he held various sales and product management positions at SDS Biotech, Diamond Shamrock and Shell Animal Health.

Juris Pagrabs.    Mr. Pagrabs was appointed Executive Vice President and Chief Financial Officer in June 2002 and had previously been named Executive Vice President of Corporate Administration in December 2001. Mr. Pagrabs joined eMerge Interactive in October 2000 as its Vice President of Investor Relations. From 1997 to 2000, Mr. Pagrabs served as Corporate Vice President at Venator Group, the global specialty retailer. From 1994 to 1997, he served as a Vice President at OfficeMax, Inc. He also held a similar position at Cedar Fair, L.P. from 1987 to 1994 and began his career in 1982 at Arthur Andersen & Co.

Kenneth G. Jordan.    Mr. Jordan was appointed eMerge’s Executive Vice President, Supply Chain Management in August 2001, after a year as eMerge’s Director of Auction Markets. Before joining eMerge, he had been involved with Texas’ premier livestock market, Jordan Cattle Auction, for the previous 25 years. During his tenure at Jordan Cattle Auction, he pioneered the sale of premium, health-certified cattle, an innovation for which he earned the NCBA Vision Award in 2000. Mr. Jordan currently serves as Chairman of the Texas Beef Council and he holds several posts with the National Cattlemen’s Beef Association (NCBA)—including membership on its Executive Committee and I.D. Subcommittee, and chairing its Live Cattle Marketing Council. His experience also includes serving in Washington, D.C., for several years as Congressman Charles Stenholm’s Agriculture Assistant, as Congressman Tom Loeffler’s Chief of Staff and as Agriculture Coordinator for the State of Texas.

Mark S. Fox.    Mr. Fox was appointed eMerge’s Executive Vice President, Information Technology in October 2001. Mr. Fox brings nearly 20 years’ experience in software design, development and management to his position, in which he is responsible for information technology, applications development and database architecture. He joined eMerge in March 2000, to manage the development of the Company’s cattle-marketing network and website, the CattleLog individual-animal data-collection and reporting system, and web-based statistical reporting. From 1995 to March 2000, he served as a consultant for Professional Software Consultants/Intentia Americas. From 1992 to 1995, he was a team leader, chief architect and programmer for Cerner Corporation, and earlier served Grupo Esqui-Vol as MIS manager.

Richard D. Stroman.    Mr. Stroman was appointed eMerge’s Executive Vice President, VerifEYE Technology and Operations in August 2002. He joined eMerge in January 2000, with over 20 years of experience in the creation, development and commercialization of new products lines. Prior to eMerge, he served as Vice President, General Manager of Key/AgriVision and as Director of Development Engineering at Key Technology, Inc., a company that designs and manufactures optical inspection and material handling systems for the food processing and pharmaceutical industries. He served at Key Technology from 1994 through January 2000. From 1987 until 1994 he was President of AgriVision Engineering, Inc.

John C. Belknap.    Mr. Belknap was appointed to the Board in February 2003. From 2000 through the present, Mr. Belknap has engaged in certain entrepreneurial activities and has served as an independent consultant and financial advisor to businesses. From 1997 to 1999 Mr. Belknap was Executive Vice President, Chief Financial Officer of Richfood Holdings, Inc., a $4 billion Fortune 500 integrated food wholesaler and retailer. From 1995 to 1997, he was Chief Financial Officer for OfficeMax, Inc. a Fortune 500 retailer. From 1974 to 1995 he was Chief Financial Officer for several other major retailers. He started his career at Ernst & Young in New York. Mr. Belknap also serves as a member of the board of directors of Vitality Foodservice, Inc. He is a Certified Public Accountant.

Christopher J. Davis.    Mr. Davis holds the position of Managing Director and Chief Financial Officer at Safeguard Scientifics, Inc., an affiliate of eMerge. He has been with Safeguard Scientifics, Inc. since March 2000. From September 1995 until March 2000, Mr. Davis was an independent consultant and private investor in several early stage technology-oriented companies. Prior to September 1995, he served as President and Chief Executive Officer of LFC Financial Corporation, a privately held merchant banking company engaged in complex financing transactions. Mr. Davis also serves as a member of the board of directors of Tangram Enterprise Solutions, Inc., an affiliate of Safeguard Scientifics. Mr. Davis is a director designee of Safeguard Scientifics, Inc.

Anthony P. Dolanski.    Mr. Dolanski was appointed to the Board in October 2002. He is Chief Financial Officer of Internet Capital Group, Inc., an affiliate of eMerge, and brings more than 30 years of experience in the technology, finance and professional services industries to the eMerge Board. Prior to joining Internet Capital Group, Inc., he was a co-founder of Brience, Inc., a wireless software company where he led financial, legal and administrative functions. Mr. Dolanski was an executive vice president of Sallie Mae where he directed finance and systems. Prior to this he was a senior partner at KPMG Peat Marwick, with responsibilities for financial services and technology practices, and was a member of the Board of Directors. He began his career with Peat, Marwick, Mitchell & Co. He is currently a director of Universal Access Global Holdings. Mr. Dolanski is a director designee of Internet Capital Group, Inc.

Robert E. Drury.    Mr. Drury is the Chief Financial Officer of GCA Service Solutions, a provider of contract services to the education and industrial markets. Mr. Drury was instrumental in the formation of Sodexho Marriott Services, North America’s largest food service provider, as Senior Vice President and Chief Financial Officer for Sodexho US and Corporate Treasurer of Sodexho Marriott Services from 1995 to 1999. From 1984 to 1995, Mr. Drury was Senior Vice President and Chief Financial Officer for the Leisure/International sector of Aramark Corporation, a $6 billion contract management business. From 1980 to 1984, he was Division Financial Officer for FMC Corporation, where he was responsible for all financial and information systems. Prior to that he was with Wilson Sporting Goods, a division of PepsiCo Inc. and Cities Service Company, a petrochemicals company.

John C. Foltz.    Mr. Foltz has more than ten years’ experience at the USDA as Administrator of Federal Grain Inspection Service (a President Bush appointee), Legislative Officer, Office of the Secretary, Assistant Administrator, Foreign Agricultural Service and Deputy Under Secretary for Congressional Relations. Mr. Foltz has been Chief of Markets at the Ohio Department of Agriculture and most recently was Assistant Commissioner (Agriculture) for the Commodity Futures Trading Commission. He has served on numerous boards and councils, including the National Agricultural Extension & Research Users’ Advisory Board, USDA and was Chairman of the Support Council, Ohio Agricultural Research and Development Center.

John A. Loftus.    Mr. Loftus was appointed to the Board in April 2003. He is a Principal in Safeguard Scientifics, Inc., an affiliate of eMerge. Prior to Safeguard, he co-founded Gestalt LLC, which focuses on high-end software interoperability architectures. From 1999 to 2001, Mr. Loftus was with Breakaway Solutions, where he served as Sr. Vice President of Professional Services. From 1997 to 1999, Mr. Loftus was with WPL Laboratories, where he served as Sr. Vice President and CTO. Mr. Loftus serves on the Computing Advisory Board of LaSalle University and the Boards of Gestalt LLC and Agari Mediaware, Inc. Mr. Loftus is a director designee of Safeguard Scientifics, Inc.

EXECUTIVE COMPENSATION

Under rules established by the SEC, eMerge is required to provide certain information concerning total compensation earned or paid to: (i) the current Chief Executive Officer and anyone who served in this capacity during fiscal 2002; (ii) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during fiscal 2002; and (iii) up to two additional officers whose annual salaries and bonuses exceeded $100,000 during fiscal 2002, but who were not executive officers at the end of fiscal year 2002 (the “Named Executive Officers”).

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executive Officers:

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)		Securities Underlying Options/ SARs(#)	All Other Compensation($)
David C. Warren(1) President and Chief Executive Officer	2002 2001 2000	212,014 64,420 —	— —	— —		300,000 500,000 —	104,774 3,352 —	(5) (5)

Juris Pagrabs Executive Vice President, Chief Financial Officer and Secretary	2002 2001 2000	168,659 150,010 28,848	— — —	3,250 — —	(2)	100,000 255,000 150,000	56,576 64,610 49,974	(5) (5) (4)(5)

Kenneth Jordan Executive Vice President, Supply Chain Management	2002 2001 2000	150,010 138,312 107,500	— — —	6,000 6,000 4,875	(2) (2) (2)	100,000 150,000 50,000	— 1,050 900	(3) (3)

Mark S. Fox Executive Vice President, Information Technology	2002 2001 2000	130,166 97,096 70,963	— — —	— — —		100,000 60,000 15,000	— 727 1,454	(3) (3)

Richard D. Stroman Executive Vice President, VerifEYE Technology and Operations	2002 2001 2000	136,926 130,000 60,000	— — —	— — —		150,000 20,000 55,000	— 1,050 24,528	(3) (3)(5)

Reid Johnson(1)(7) Chief Financial Officer	2002 2001 2000	86,544 70,196 —	— — —	— — —		— 250,000 —	76,159 44,075 —	(6) (4)(5)

(1)	Messrs. Warren and Johnson were not employed by eMerge prior to 2001.
(2)	Consists of car allowance.
(3)	Includes employer 401(k) matching contributions of $1,050 for Mr. Jordan, $727 for Mr. Fox and $1,050 for Mr. Stroman in 2001 and $900 for Mr. Jordan, $1,453 for Mr. Fox and $2,100 for Mr. Stroman in 2000.
(4)	Includes sign-on bonuses of $30,000 for Mr. Johnson in 2001 and $40,000 for Mr. Pagrabs in 2000.
(5)	Includes relocation expense reimbursements of $104,774 for Mr. Warren and $56,576 for Mr. Pagrabs in 2002; $3,352 for Mr. Warren, $64,610 for Mr. Pagrabs and $14,075 for Mr. Johnson in 2001; and $9,974 for Mr. Pagrabs and $22,428 for Mr. Stroman in 2000.
(6)	Includes severance payment of $76,159 for Mr. Johnson in 2002.
(7)	Mr. Johnson was terminated in June 2002.

Option Grants During Last Fiscal Year

The following table provides information regarding options granted in 2002 to the executive officers named in the Summary Compensation Table. The values listed represent the hypothetical gains that could be achieved from the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the grant price.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)
	Number of Shares Underlying Options/SARs Granted(#)	Percentage of Total Options/ SARs Granted	Exercise Price($/Sh)	Expiration Date
Name					5%	10%
David C. Warren	300,000(1)	20.7%	0.58	5/28/2012	109,428	277,311
Juris Pagrabs	100,000(1)	6.9%	0.58	5/28/2012	36,476	92,437
Kenneth G. Jordan	100,000(1)	6.9%	0.58	5/28/2012	36,476	92,437
Mark S. Fox	100,000(1)	6.9%	0.58	5/28/2012	36,476	92,437
Richard D. Stroman	50,000(2)	3.4%	1.45	1/23/2012	45,595	115,546
	75,000(1)	5.2%	0.58	5/28/2012	27,357	69,328
	25,000(1)	1.7%	0.34	8/16/2012	5,267	13,348

(1)	Options vest 25% on the day of grant with the remaining options vesting in three annual installments of 25% each.
(2)	Options vest in four annual installments of 25% each starting with the first anniversary of the grant date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information relating to options exercised by the Named Executive Officers during the year ended December 31, 2002 and the number of options at year end which are currently exercisable:

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options At Fiscal Year End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David C. Warren	—	—	200,000	600,000	—	—
Juris Pagrabs	—	—	220,500	277,500	—	—
Kenneth G. Jordan	—	—	112,502	187,498	—	—
Mark S. Fox	—	—	47,500	127,500	—	—
Richard D. Stroman	—	—	76,250	148,750	—	—

Description of Employment Agreements, Severance Arrangements and Change of Control Arrangements

David C. Warren holds the position of President and Chief Executive Officer and receives an annual salary of $212,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 60% of his base salary each year to be paid on achievement of annual targets established by the Board of Directors. Mr. Warren will receive continued salary, prorated earned bonus (if any) and benefits for a period of twelve months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Warren’s stock options will be accelerated by twelve months and the vested options will remain exercisable for a period of twelve months following date of termination without cause. If Mr. Warren is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of twelve months following date of termination.

Juris Pagrabs holds the position of Executive Vice President, Chief Financial Officer and Secretary and receives an annual salary of $185,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Pagrabs will receive continued salary, prorated earned bonus (if any) and benefits for a period of six months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Pagrabs’ stock options will be accelerated by twelve months and the vested options will remain exercisable for a period of twenty-four months following date of termination without cause. If Mr. Pagrabs is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of twelve months following date of termination.

Kenneth G. Jordan holds the position of Executive Vice President, Supply Chain Management and receives an annual salary of $150,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Jordan will receive continued salary, prorated earned bonus (if any) and benefits for a period of six months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Jordan’s stock options will be accelerated by six months and the vested options will remain exercisable for a period of six months following date of termination without cause. If Mr. Jordan is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of twelve months following date of termination.

Mark S. Fox holds the position of Executive Vice President, Information Technology and receives an annual salary of $150,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Fox will receive continued salary, prorated earned bonus (if any) and benefits for a period of six months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Fox’s stock options will be accelerated by six months and the vested options will remain exercisable for a period of six months following date of termination without cause. If Mr. Fox is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of twelve months following date of termination.

Richard D. Stroman holds the position of Executive Vice President, VerifEYE Technology and Operations and receives an annual salary of $150,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Stroman will receive continued salary, prorated earned bonus (if any) and benefits for a period of six months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Stroman’s stock options will be accelerated by six months and the vested options will remain exercisable for a period of six months following date of termination without cause. If Mr. Stroman is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of twelve months following date of termination.

Until June 2002, Reid Johnson held the position of Chief Financial Officer and received an annual salary of $150,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 30% of his base salary each year based on performance objectives established by the Board of Directors. Pursuant to a separation agreement, Mr. Johnson received continued salary and benefits for a period of six months. For this six-month period, Mr. Johnson also received medical and dental benefits, but did not accrue vacation or other benefits. Mr. Johnson also retained rights to purchase 125,000 option shares vested at the time of his termination, and he retained the rights to purchase all vested option shares in accordance with the terms of his stock option agreements and the terms of the Amended and Restated 1999 Equity Compensation Plan, except that the last date to exercise all vested options shares shall be June 28, 2003, which is one year after his termination date. At this filing, Mr. Johnson has not chosen to exercise any of these options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board of Directors is composed of at least two directors who are non-employees of the Company (see the section entitled “Information Regarding the Board of Directors and Committees” in this Proxy Statement). The committee is responsible for setting and administering the policies that govern both the annual compensation and benefits programs for our executive officers as well as our equity compensation plans.

We use cash and stock-based compensation for three purposes: (1) to focus executives on short- and long-term business strategy; (2) to reward individual and corporate performance; and (3) to align our executives’ interests with those of stockholders. Ultimately, the goal is to maximize the success of the Company. As detailed in the Summary Compensation Table contained in this Proxy Statement, a portion of our executives’ compensation is variable and linked to performance.

Cash Compensation

Our goal for cash compensation is to pay competitive base salaries, coupled with a possible incentive bonus based on the achievement of annual objectives, and to award stock options to motivate the building of stockholder wealth and align the interests of our employees with those of our stockholders.

Base Salary

Base salary initially is established for new executives on the basis of subjective factors, including experience, individual achievements and the level of responsibility to be assumed. Base salary increases, if any, for executive officers are determined annually by the committee based on subjective factors, including the individual performance of the executive officer, maintaining an appropriate scale among the executive officers based on relative positions and responsibilities, and the competitiveness of the labor market. The budgeted salary increase for all employees is also considered in determining base salary increases for executive officers.

2002 Base Salary for Mr. Warren and the Other Named Executive Officers

Mr. Warren’s base salary was established at $212,000 when he was appointed Chief Executive Officer in September 2001 based on his individual achievements, prior positions and responsibilities and the competitiveness of the labor market. Base pay and salary increases for 2002 for the other Named Executive Officers were determined by considering the subjective factors discussed previously.

Management Incentive Plan

Semi-annual cash incentive awards are granted by the committee to executive officers based on corporate and individual performance. Awards to key executives are based on subjective factors, including the comparative impact of the individual’s position to the overall corporate results as measured by the position level, base salary of the individual, and the degree to which such individual is able to affect the group or overall corporate results.

2002 Incentive Bonuses for the Named Executive Officers

There were no incentive bonuses earned or paid in 2002 for the Named Executive Officers.

Stock-Based Compensation

The committee uses the equity compensation plan to attract and retain able employees by awarding stock options. The committee and management believe that broad and deep employee stock ownership effectively motivates the building of stockholder wealth and aligns the interests of employees with those of the stockholders.

Awards are made to employees, advisors and consultants, and non-employee directors who are responsible for the growth and sound development of the Company’s business. Stock options are granted by the committee to the executive officers and other employees based on a total compensation model that looks at the individual’s unvested equity value at a future date, as well as subjective factors, including their potential impact on corporate results and on their individual performance.

2002 Stock Option Grants

The committee granted stock options to certain of its executives during 2002. The relative number of options granted was based on each person’s responsibilities.

Summary

The committee is satisfied that the compensation and incentive plans provided to the Chief Executive Officer and the other executive officers of the Company are structured and operated so as to support the Company’s business strategy and to create strong linkage and alignment with the long-term best interests of the Company and its stockholders. The committee will periodically reevaluate these programs to ensure they continue to do so.

Submitted by the Compensation Committee of the Board of Directors:

John C. Belknap

Christopher J. Davis

Anthony P. Dolanski

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease Agreement with XL Realty Corp.

On April 1, 2001, we relocated our corporate headquarters to 10305 102nd Terrace, Sebastian, Florida, 32958, and now lease our corporate facilities directly from XL Realty Corp., a wholly owned subsidiary of Safeguard Scientifics, Inc., which owns approximately 38% of our outstanding common stock. Our rent expense was approximately $481,000 in 2002. We believe the rent that we pay pursuant to this lease is consistent with the market for similar space in our area. The lease with XL Realty Corp. terminated on March 31, 2003. We are currently in negotiations with XL Realty Corp. for renewal of this lease and anticipate a 50% reduction in square footage and rent expense.

Lease Agreement with Thomas L. Tippens

We lease office facilities in Weatherford, Oklahoma from Mr. Tippens, our Executive Chairman of the Board of Directors, for $18,000 per year. We believe the rent that we pay for these facilities is consistent with the market for similar space in Weatherford, Oklahoma.

Sale of Assets to Kenneth G. Jordan

During the quarter ended June 30, 2002, we completed the sale of assets acquired in June 2000 from W.P. Land and Livestock Inc., d/b/a Jordan Cattle Auction for $1.2 million of cash. Mr. Jordan is our Executive Vice President, Supply Chain Management, and an owner of Jordan Cattle Auction.

Joint Venture Agreements

Internet Capital Group and Safeguard Scientifics are parties to a joint venture agreement under which each has agreed to:

•	Use best efforts to agree and vote on a course of action that is in the best interest of both parties in all matters submitted to the stockholders for approval;

•	Vote its shares for the election of up to two designees of Safeguard Scientifics and up to two designees of Internet Capital Group in any election of directors of eMerge Interactive, Inc.;

•	Offer shares of our stock to the other party at the fair market price of the shares before offering the shares to any unaffiliated party, other than in a sale of all of its shares; and

•	Discuss its intentions with the other party before selling all of its shares to an unaffiliated party and use its best efforts to provide the other party with the opportunity to purchase or participate in the purchase of the shares.

Together, Internet Capital Group and Safeguard Scientifics beneficially own 38.8% of our capital stock and as a result control approximately 49.8% of the voting power of our capital stock as of March 31, 2003.

AUDIT COMMITTEE REPORT

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

Management is responsible for our internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to our financial reporting, and reviews the results and scope of the audit and other services provided by our independent auditors.

In this context, the Audit Committee has met and held discussions with management and our independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent auditors. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors’ their independence and the compatibility of non-audit services with such independence.

Based upon the Audit Committee’s discussion with management and our independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the

    Board of Directors:

John C. Belknap, Chairman

Robert E. Drury

John C. Foltz

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any of our previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by us in any such filing.

INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

Since 1996, we have retained KPMG LLP as our independent public accountants and intend to retain KPMG LLP for the current year ending December 31, 2003.

Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity at the meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees incurred during 2002 for services provided by KPMG LLP are as follows:

• Audit fees(1)	$217,000
• All other fees:
Tax compliance services	71,800
Tax planning services	39,300

Total	$328,100

(1)	Year end audit fees plus quarterly reviews

The audit committee believes that the amounts billed for all other fees are compatible with maintaining the independence of our principal auditors.

STOCKHOLDER PROPOSALS

If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2004, you must submit the proposal, in writing, so that our Corporate Secretary receives it no later than December 27, 2003. The proposal must meet the requirements established by the Securities and Exchange Commission. If you wish to present a proposal at the annual meeting in 2004 that has not been included in the proxy statement, the management proxies will be allowed to use their discretionary voting authority unless notice of your proposal has been received by our Corporate Secretary no later than March 12, 2004. Your proposal should be sent to: eMerge Interactive, Inc., Attention: Corporate Secretary, 10305 102nd Terrace, Sebastian, Florida 32958.

OTHER MATTERS

As of the date of this proxy statement, eMerge knows of no other business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to eMerge will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the proxy holder.

ANNUAL REPORT

A copy of eMerge’s Annual Report accompanies this proxy statement. Additional copies may be obtained by writing to Juris Pagrabs, Chief Financial Officer at eMerge Interactive, Inc., 10305 102nd Terrace, Sebastian, Florida 32958.

By Order of the Board of Directors,

JURIS PAGRABS

Executive Vice President, Chief Financial Officer and Secretary

Sebastian, Florida

April 11, 2003

10305 102nd Terrace

Sebastian, Florida 32958

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

David C. Warren and Juris Pagrabs (together or individually referred to as the “Proxies”), or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned as specified in this proxy card at the Annual Meeting of Stockholders of eMerge Interactive, Inc., or at any adjournment or postponement of the meeting, upon such other business as may properly come before the meeting, or at any adjournment or postponement of the meeting. The Annual Meeting of Stockholders of eMerge Interactive, Inc. will be held on Thursday, May 22, 2003, at 10:00 a.m., Eastern Daylight Savings Time, at the Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA, 19355.

ELECTION OF DIRECTORS

Nominees: Thomas L. Tippens, John C. Belknap, Christopher J. Davis, Anthony P. Dolanski, Robert E. Drury, John C. Foltz, John A. Loftus and David C. Warren.

FOR all nominees listed above:

WITHHOLD vote for all nominees listed above:

If withheld for only part of the slate, please list the nominee(s) that you are NOT in favor of:

I plan to attend the meeting:

You are encouraged to specify your choices by marking the appropriate box. This Proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for all of the nominees. The Proxies cannot vote your shares unless you sign and return the Card. The Proxies are hereby authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign name exactly as it appears on stock certificate. When shares held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Printed Name		Signature

, 2003

Date		Title